Exhibit 99.1

For more information contact:	Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports First Quarter Results

FEDERAL WAY, Wash. (Apr. 29, 2011) – Weyerhaeuser Company (NYSE: WY) today reported net earnings of $99 million for the first quarter, or 18 cents per diluted share, on net sales of $1.6 billion. This compares with a net loss of $20 million on net sales of $1.4 billion for the same period last year.

Earnings for the first quarter of 2011 include an after-tax gain of $96 million on the previously announced sale of 82,000 acres of non-strategic timberlands in southwest Washington. Excluding this special item, the company reported net earnings of $3 million. This compares to a net loss before special items of $15 million in the first quarter of 2010.

“During the first quarter we continued to make progress in our drive to improve our financial performance despite anemic housing market conditions,” said Dan Fulton, president and chief executive officer. “We are leveraging our strength in the export markets to take advantage of increased demand from Asia. Our businesses are running more efficiently and our work to eliminate costs continues. We remain focused on making further improvements to achieve our goal of delivering superior returns.”

WEYERHAEUSER

FINANCIAL HIGHLIGHTS (millions, except per share data)	1Q 2011	4Q 2010	1Q 2010
Net sales	$1,578	$1,664	$1,419

Net earnings (loss)	$99	$171	($20)
Weighted average shares outstanding, diluted	540	538	211
Earnings (loss) per diluted share	$0.18	$0.32	($0.10)

Net earnings (loss) before special items	$3	$52	($15)
Earnings (loss) per diluted share before special items	$0.00	$0.10	($0.07)

Weyerhaeuser’s outstanding shares increased substantially from the first quarter of 2010 due to a special dividend of approximately 324 million shares of common stock and $560 million in cash, paid on Sept. 1, 2010 in conjunction with the company’s conversion to a REIT.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	1Q 2011	4Q 2010	Change
Net sales	$230	$207	$23
Contribution to pre-tax earnings before special items	$89	$56	$33
Pre-tax gain from special items	$152	$0	$152
GAAP contribution to pre-tax earnings	$241	$56	$185

1Q 2011 Performance – First quarter earnings before special items increased $33 million compared with fourth quarter, as strong export demand resulted in improved selling prices and volumes for western logs. Fee harvest volumes increased, resulting in lower per unit logging costs. These improvements were partially offset by higher fuel costs.

First quarter results include a pre-tax gain of $152 million from the previously announced sale of 82,000 acres of non-strategic timberlands located in southwest Washington.

2Q 2011 Outlook – Excluding the disposition of non-strategic timberlands, Weyerhaeuser expects slightly higher earnings in the second quarter compared with the first. The company anticipates modestly improved selling prices for western logs and higher harvest volumes to be largely offset by higher fuel expenses and seasonally higher road and silviculture costs.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	1Q 2011	4Q 2010	Change
Net sales	$624	$572	$52
Charge to pre-tax earnings before special items	($36)	($85)	$49
Pre-tax gains (charges) from special items	$0	($103)	$103
GAAP charge to pre-tax earnings	($36)	($188)	$152

1Q 2011 Performance –The segment’s results before special items improved $49 million compared with the fourth quarter. Selling prices increased across most product lines. Per unit manufacturing costs declined due to continued cost reductions and improved operating rates for lumber and oriented strand board. This was partially offset by increased log costs.

Fourth quarter included special items of $103 million for asset impairments, closures and restructuring.

2Q 2011 Outlook – Weyerhaeuser anticipates a smaller loss from the segment in the second quarter due to seasonally higher sales volumes and improved operating rates.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	1Q 2011	4Q 2010	Change
Net sales	$506	$511	($5)
Contribution to pre-tax earnings before special items	$86	$138	($52)
Pre-tax gains (charges) from special items	$0	$0	$0
GAAP contribution to pre-tax earnings	$86	$138	($52)

1Q 2011 Performance – First quarter earnings declined $52 million compared with fourth quarter. Average selling prices for pulp were slightly lower. Maintenance costs increased and production declined as the segment completed two planned annual maintenance outages in the first quarter, compared with one in the fourth quarter. Chemical, energy and fiber costs also increased.

2Q 2011 Outlook – Weyerhaeuser expects higher earnings from the Cellulose Fibers segment in the second quarter. The company anticipates higher selling prices, partially offset by increased maintenance costs due to an increase in the number of scheduled annual maintenance outages.

REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	1Q 2011	4Q 2010	Change
Net sales	$160	$305	($145)
Contribution (charge) to pre-tax earnings before special items	($1)	$33	($34)
Pre-tax charges from special items	$0	($20)	$20
GAAP contribution (charge) to pre-tax earnings	($1)	$13	($14)

1Q 2011 Performance – Earnings before special items declined $34 million compared with the fourth quarter due to seasonally fewer home sale closings and lower margins. Home sale closings decreased 40 percent compared with the fourth quarter to 363 single-family homes. Margins on homes closed declined due to mix.

First quarter earnings included $1 million from the sale of land and lots, compared with $6 million from sale of land, lots and apartments in the fourth quarter.

Fourth quarter included special items of $20 million for asset impairments and restructuring.

2Q 2011 Outlook – Weyerhaeuser anticipates a small profit from single-family homebuilding operations in the second quarter due to a seasonal increase in home sale closings.

CORPORATE AND OTHER

FINANCIAL HIGHLIGHTS (millions)	1Q 2011	4Q 2010	Change
Contribution (charge) to pre-tax earnings before special items	($41)	$2	($43)
Pre-tax gains from special items	$0	$39	($39)
GAAP contribution (charge) to pre-tax earnings	($41)	$41	($82)

Earnings before special items declined $43 million compared with the fourth quarter, primarily due to non-cash pension and postretirement charges and higher share-based compensation expense.

First quarter segment results included pension and postretirement charges of $12 million, as the company amortized actuarial losses deferred in prior years. Fourth quarter included pension and postretirement credits of $19 million.

Share-based compensation expense for the segment increased $8 million compared with the fourth quarter, primarily due to a larger mark-to-market adjustment resulting from an increase in the company’s stock price.

Fourth quarter special items of $39 million included a gain on the sale of five short line railroads, partially offset by charges for restructuring, closures and impairments.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2010, we employed approximately 14,000 employees in 10 countries. We have customers worldwide and generated $6.6 billion in sales in 2010. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 29 to discuss first quarter results.

To access the conference call from within North America, dial (877) 296-9413 (access code – 29868744) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code – 29868744). Replays will be available for one week at (800) 642-1687 (access code – 29868744) from within North America and at 1-(706) 645-9291 (access code – 29868744) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q1 2011 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com,

Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the second quarter of 2011, including housing market conditions; market challenges for our Timberlands, Wood Products and Real Estate segments; higher selling prices for western logs and higher harvest volumes in Timberlands, partially offset by higher fuel expenses and seasonally higher road and silviculture costs; improved operating rates, higher selling prices and cost reductions in the Wood Products segment, partially offset by increased log costs; higher selling prices, partially offset by increased scheduled maintenance costs in the Cellulose Fiber segment; and a seasonal increase in home sale closings and lower margins and average prices in our single-family homebuilding operations.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company’s manufacturing operations, including maintenance requirements;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the level of competition from domestic and foreign producers;

•	the effect of the Japanese disaster on demand for company products;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.